EXHIBIT 99.1

WISCONSIN INSURANCE COMMISSIONER APPROVES AMBAC’S

EXERCISE OF SURPLUS NOTE CALL OPTIONS;

SEEKS REHABILITATION COURT APPROVAL FOR CALL EXERCISE, INTERIM PARTIAL CLAIM

PAYMENTS, AND IRS SETTLEMENT OFFER

NEW YORK, May 16, 2012 — Ambac Assurance Corporation (“Ambac Assurance”) today announced that it has received approval from its regulator, the Wisconsin Office of the Commissioner of Insurance (“OCI”), and the Commissioner in his capacity as the Rehabilitator of the Segregated Account of Ambac Assurance Corporation (“Segregated Account”) to exercise call options to purchase approximately $939 million in aggregate par amount of surplus notes issued by Ambac Assurance on June 7, 2010, for an aggregate cash payment of approximately $278 million. As previously announced on May 10, 2012, Ambac Assurance’s board of directors approved the exercise of such surplus note call options. The approvals of OCI and the Rehabilitator are conditioned upon receipt of approval of the Circuit Court of the State of Wisconsin in Dane County (“Rehabilitation Court”). The Rehabilitator has, today, submitted a motion to the Rehabilitation Court seeking such approval.

The Rehabilitator also announced today that he is seeking approval from the Rehabilitation Court to make partial interim policy claim payments to Segregated Account policyholders. If the interim payments are approved by the Rehabilitation Court, the Segregated Account will, upon the direction of the Rehabilitator, begin paying 25% of each permitted policy claim that has arisen since the commencement of the rehabilitation proceedings for the Segregated Account, and 25% of each policy claim submitted and permitted in the future. Ambac Assurance expects to begin making such payments no sooner than the third quarter 2012. As of March 31, 2012, approximately $3.2 billion in Segregated Account policy claims were outstanding. Although the Plan of Rehabilitation, confirmed by the Rehabilitation Court in January 2011, also contemplated payment of 25% of each policy claim in cash and 75% in surplus notes, such Plan has not yet been put into effect. No decision has been announced with respect to effectuating or amending such Plan or whether surplus notes will be issued with respect to the remaining balance of unpaid claims. The Rehabilitator has previously announced that more specific information regarding the status of the Plan, including possible modifications, will be provided as soon as appropriate.

Lastly, the Rehabilitator is also seeking Rehabilitation Court approval of a settlement on terms set forth in an offer made to the United States on behalf of the Internal Revenue Service (“IRS”) with respect to pending disputes over the tax treatment of credit default swap contracts and related matters (“Offer”). The Offer was jointly made by the Rehabilitator, OCI, Ambac Assurance, Ambac Financial Group, Inc. (“Ambac”) and the Official Committee of Unsecured Creditors of Ambac on February 24, 2012. The settlement contemplated by the Offer will resolve all related litigation with the IRS, eliminating uncertainty on several tax issues important to the rehabilitation, and allow Ambac to satisfy one of the conditions required for the consummation of Ambac’s Fifth Amended Plan of Reorganization.

A hearing in the Rehabilitation Court relating to the motions described herein (other than the last motion relating to the IRS settlement) is scheduled for June 4, 2012. A hearing in the Rehabilitation Court relating to the motion concerning the IRS settlement is scheduled for June 13, 2012. The motions filed with the Rehabilitation Court and supporting affidavits and exhibits have been made available by the Rehabilitator at www.ambacpolicyholders.com.

About Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc.

Ambac, headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. On November 8, 2010, Ambac filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. Ambac is not currently able to estimate when it will be able to consummate such plan. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, Ambac will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Contact Information:

Michael Fitzgerald

212-208-3222

mfitzgerald@ambac.com